UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C.  20549

                                   FORM 8-K

              CURRENT REPORT PURSUANT TO SECTION 13 OR 15(D) OF
                  THE SECURITIES AND EXCHANGE ACT OF 1934

       Date of report (Date of Earliest Event Reported:  (07-20-99)

                    GENERAL MOTORS ACCEPTANCE CORPORATION
                    -------------------------------------
              (Exact name of registrant specified in its charter)

                                    Delaware
       ------------------------------------------------------------
      (State or other jurisdiction of incorporation or organization)

          1-3754                                 38-0572512
   --------------------               ----------------------------------
  (Commission File No.)              (I.R.S. Employer Identification No.)

        3044 West Grand Boulevard, Detroit, Michigan        48202
        --------------------------------------------        -----

                                 313-556-1508
           --------------------------------------------------
          (Registrant's telephone number, including area code)



ITEM 5.  OTHER EVENTS


                       GMAC Announces 1999 Second Quarter Earnings

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General Motors  Acceptance  Corporation  (GMAC) reported second quarter 1999 consolidated net income of $391 million, up 7% from $365 million earned in the second quarter of 1998, GMAC Chairman and President John D. Finnegan announced today. Net income for the first six months of 1999 was $783 million, up 10% from $714 million reported in the same period a year ago.

For the quarter, net income from automotive financing operations of $275 million was down 5% from $288 million earned last year because of a significantly lower effective income tax rate a year ago. On a pre-tax basis, earnings of $464 million were up 11% from $417 million earned in the second quarter of 1998 due to increased asset levels.

GMAC Insurance Holdings, Inc. generated net income of $50 million in the second quarter of 1999, down 7% from $54 million earned last year. Earnings were reduced by lower underwriting results in the current quarter, partially offset by higher capital gains.

GMAC Mortgage Group, Inc. generated second quarter earnings of $66 million, an increase of $43 million from last year. Earnings were higher primarily due to the impact of continued improved liquidity in the capital markets coupled with unusually low earnings in the second quarter of 1998, which were negatively impacted by accelerated prepayment experience on mortgage assets.



                                  SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf the undersigned hereunto duly authorized.



                                     GENERAL MOTORS ACCEPTANCE CORPORATION
                                     -------------------------------------
                                                  (Registrant)




Dated:     July 20, 1999          By
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                                     s/  Gerald E. Gross
                                     -------------------------------------
                                     Gerald E. Gross, Comptroller